Sterling Financial Corporation

                                 Acquisition of

                              Hanover Bancorp, Inc.

                          Announced on January 26, 2000

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PROFILE OF STERLING FINANCIAL CORPORATION
as of December 31, 1999 (unaudited)


Total Assets (000):                     $1,059,374
Total Loans (000):                      $  663,354
Total Deposits (000):                   $  892,432
Total Equity (000):                     $   90,018
1999 Net Income (000):                  $   13,239
1998 Net Income (000):                  $   12,342
Fully Diluted Shares Outstanding:             8.93 million
Number of Employees (FTE):                     438
Number of Branches                              30



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PROFILE OF HANOVER BANCORP, INC.
as of December 31, 1999 (unaudited)

Total Assets (000):                     $503,924
Total Loans (000):                      $298,975
Total Deposits (000):                   $396,509
Total Equity (000):                     $ 32,748
1999 Net Income (000):                  $  4,746
1998 Net Income (000):                  $  4,251
Fully Diluted Shares Outstanding:           3.88 million
Number of Employees (FTE):                   193
Number of Branches                            11

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TRANSACTION SUMMARY:

                                               At announcement
Fixed Exchange Ratio:                                0.93
Transaction Value Per Share at Announcement:      $ 25.19
Transaction Value at Announcement:                $102.5  million
Accounting:                                        Pooling
Due Diligence:                                    Completed
Lock-up Option Granted:                             19.9%
Walk Away Provision:                            Double Trigger
Expected Closing:                           Second Quarter of 2000
Earnings Multiple:                                  20.82x
Price to Tangible Book Value:                        3.01x


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TRANSACTION RATIONALE


o Enhances Sterling's community banking franchise through profitable long term growth.

o Presents the opportunity for an accretive transaction within 24 months without sacrificing either company's operating philosophy of strong market presence and solid, local leadership.

o Rational required expense savings for an out of market merger. Necessary expense savings to eliminate EPS dilution represent approximately 10% of Hanover's 1999 non-interest expense.

o Leverages Sterling's enhanced product group over a larger geographic area and a larger customer base.


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CORPORATE STRUCTURE

o    Multi-bank holding company

o    Holding company board representation from each of the subsidiaries.

o Each banking subsidiary will maintain a Board of Directors and executive management to enhance the corporation's decentralized operating philosophy.

o Operating efficiencies are expected to be obtained through economies which are not readily apparent to the customer base.

o Resulting institution will have greater resources to attract and retain professionals.

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NON-BANKING REVENUE SOURCES

o Investment Services - Assets under management will total approximately $875 million for the combined institution.

o Town & Country Leasing - Leased assets for this Bank of Lancaster County N.A. subsidiary were $123.4 million as of year end 1999. The company specializes in fleet and equipment leasing.

o Lancaster Insurance Group, LLC - Formed in 1999 as a joint venture of Bank of Lancaster County N.A. and Murray Insurance Associates Inc. The company offers a full range of business and personal insurance products.

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PRO FORMA FRANCHISE  (BY ZIP CODE)
Sterling Financial Corporation (Blue Diamonds)
Hanover Bancorp, Inc. (Green Triangles)


In the printed version there appears a map with the various bank locations depicted.

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DEMOGRAPHICS OF COMBINED MARKET AREA


                                               Average      Deposit share
Counties of                                   Household     of the County
 Operation      Population     Households      Income        as of 6/99
-----------     ----------     ----------     ---------     -------------

Adams (PA)        87,221         31,883        $47,200          11.27%
Cecil (MD)        83,600         30,039        $51,292          13.50%
Lancaster (PA)   458,907        162,803        $56,288          15.05%
York (PA)        375,635        143,469        $51,196           6.55%


Source: SNL Branch Migration Database

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PRO FORMA BALANCE SHEET (IN THOUSANDS)
(unaudited)

                                    12/31/99

                                                                Pro forma
(000)               Sterling                Hanover              Combined
                    --------                -------             ---------
Total Assets        $1,059,374             $503,924              $1,563,298
Securities          $  259,575             $171,058              $  430,633
Loans               $  663,354             $298,975              $  962,329

Total Deposits      $  892,432             $396,509              $1,288,941
Total Equity        $   90,018             $ 32,748              $  122,766

FD Shares O/S            8,934                3,884                  12,587*

Assets under
Management          $  611,000             $261,900              $  872,900


* Outstanding options have been accounted for through the treasury stock method.

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SUMMARY STATEMENT OF INCOME
(unaudited)


                                            1999
($000)                        Sterling                 Hanover
                              --------                 -------
Total interest income          67,714                  33,909
Total interest expense         29,797                  17,817
Net interest income
  after provision              37,497                  15,452
Total other operating
  income                       14,856                   4,287
Total other operating
  expense                      34,189                  13,661
Net income                     13,239                   4,746



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FORWARD-LOOKING INFORMATION


This presentation contains statements regarding the projected performance of Sterling and Hanover on a stand-alone and on a pro-forma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: the timing of closing the proposed merger being delayed; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally in areas in which Sterling and Hanover conduct their operations, being less favorable than expected; the cost and efforts required to integrate aspects of the operations of the companies being more difficult than expected; expected cost savings from the proposed mergers not being fully realized or realized within the expected timeframes; legislation or regulatory changes which adversely affect the ability of the combined company to conduct its current or future operation; and the impact of the transition to the year 2000 on the operation of Sterling and Hanover, or the combined company.


Sterling and Hanover disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.